SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

                       Cornerstone Progressive Return Fund

  Address of Principal Business Office (No. & Street, City, State, Zip Code):

                        c/o Bear Stearns Funds Management

                         383 Madison Avenue, 23rd Floor

                            New York, New York, 10179



Telephone Number (including area code):  (212) 272-3550

Name and Address of Agent for Service of Process:

                          The Corporation Trust Company

                                 1209 Orange St.

                           Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

                                 Yes [X] No [ ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the State of New York, on the 11th day of May 2007.

                                Cornerstone Progressive Return Fund

                                /s/ RALPH W. BRADSHAW
                                -------------------------------------
                                By:  Ralph W. Bradshaw, Sole Trustee

ATTEST:   /S/ GARY A. BENTZ
        ------------------------------------
              By:  Gary A. Bentz